Steven D. Craig, CPG
Senior Geological Consultant
Reno, Nevada 89508
USA
Telephone: 775-815-8456
Email: scraigreno1@aol.com

CERTIFICATE OF AUTHOR

I, Steven D. Craig, CPG, do hereby certify that:

1. I am Senior Consulting Geologist and contracted to:
   Gryphon Gold Corporation
   5490 Longley Lane
   Reno, Nevada, 89511
   USA

2. I graduated from Western State College with a Bachelor of Arts Degree in Geology in 1974.

3. I graduated from Colorado State University with a Masters of Science Degree in Economic Geology in 1980.

4. I am a Certified Professional Geologist with the American Institute of Professional Geologists, Certification CPG #10997. In addition, I am a Member of the Society for Mining, Metallurgy, and Exploration (SME).

5. I have practiced my profession as a geologist continuously since graduation from Western State College for a total of 35 years.

6. I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, registration of a Certified Professional Geologist, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101.

7. I am responsible for contributing to the preparation of the technical report entitled "NI 43-101 Pre-Feasibility Study of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, Revised and Rested as at September 17, 2009", and prepared for Gryphon Gold Corporation, (the "Pre-Feasibility Study"). I helped prepare the sections dealing with the property and deposit geology, exploration, drilling and sampling of existing heaps and dumps, sampling, interpretation and conclusions, and recommendations relating to the Borealis gold property and are outlined in Sections 4 to 15, 18 to 20 of the Pre-Feasibility Study. I have visited the Borealis property on numerous occasions since 1984. My last personal inspection of the property was on August 5, 2009 for a period of one day.

8. My involvement with the Borealis property is to direct the exploration and geological program for Gryphon Gold and ensuring that all government issued permits are kept current and remain in regulatory compliance. This involvement has been from January 2006 through the present.

9. As of the date of this certificate, to the best of my knowledge, information and belief, the Pre-Feasibility Study contains all scientific and technical information that is required to be disclosed to make the Study not misleading.

10. I am NOT independent of the issuer applying all of the tests of Section 1.4 of National Instrument 43-101.

11. I have read NI 43-101 and Form 43-101F1, and the Pre-Feasibility Study has been prepared in accordance with that instrument and that form.

12. I consent to the filing of the Pre-Feasibility Study with the stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Pre-Feasibility Study.

Dated this 17th day of September, 2009.

Steven D. Craig,
AIPG CPG 10997